Exhibit 99.1

PRESS RELEASE

Euronet Worldwide Announces Appointment

of Sara Baack to Its Board of Directors

LEAWOOD, Kan. (Feb. __, 2023) – Euronet Worldwide, Inc. (NASDAQ: EEFT), a leading global financial technology solutions and payments provider, today announced the appointment of Sara Baack to the Euronet Board of Directors effective February 20, 2024. Her appointment increases the size of the board from eight to nine members.

“We are extremely pleased to welcome Sara to our board,” said Michael J. Brown, Euronet’s Chairman and Chief Executive Officer. “She has extensive experience in product development and marketing across a range of industries, which, along with her C-level executive experience, will support Euronet as we continue to expand our business across new categories and more markets.”

“With this appointment, Euronet has found an excellent candidate who brings depth and a wealth of experience to our board. This appointment further enhances and supports our commitment to ensure our board reflects the future needs of the business,” noted Paul Althasen, Chair of the Nominating and Governance Committee.

Ms. Baack is currently a Founding Partner at Snowhawk LP, a private investment firm that targets strategic majority investments in businesses that power the economy's digital transition across cloud, connectivity and technology services sectors. She served as Chief Product Officer of Equinix, Inc., a global interconnection and data center company, from 2019 to 2022. Previously, she was Equinix’s Chief Marketing Officer from 2012 to 2019. Ms. Baack currently serves on the board of cloud management firm ProsperOps. Sara holds a B.A. from Rice University and an M.B.A. from Harvard Business School where she was a Baker Scholar.

About Euronet

Starting in Central Europe in 1994 and growing to a global real-time digital and cash payments network with millions of touchpoints today, Euronet now moves money in all the ways consumers and businesses depend upon. This includes money transfers, credit/debit processing, ATMs, point-of-sale services, branded payments, currency exchange and more. With products and services in more than 200 countries and territories provided through its own brand and branded business segments, Euronet and its financial technologies and networks make participation in the global economy easier, faster and more secure for everyone.

A leading global financial technology solutions and payments provider, Euronet has developed an extensive global payment network that includes 52,652 installed ATMs, approximately 656,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 66 countries; card software solutions; a prepaid processing network of approximately 821,000 POS terminals at approximately 352,000 retailer locations in 62 countries; and a global money transfer network of approximately 580,000 locations serving 198 countries and territories. Euronet serves clients from its corporate headquarters in Leawood, Kansas, USA, and 67 worldwide offices. For more information, please visit the company's website at www.euronetworldwide.com.